FQ2 2018 Guidance
Non-GAAP

	FQ2-18 Guidance
Revenue	\$6.80 – \$7.20 billion
Gross margin	54% – 58%
Operating expenses	\$625 – \$675 million
Operating income	\$3.25 – \$3.45 billion
Diluted EPS*	\$2.51 – \$2.65

*Based on 1,241 million diluted shares